EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports dated March 9, 2009, relating to the consolidated financial statements of TransGlobe Energy Corporation (which report on the consolidated financial statements expressed an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles) and the effectiveness of TransGlobe Energy Corporation’s internal control over financial reporting appearing in this Annual Report on Form 40-F of TransGlobe Energy Corporation for the fiscal year ended December 31, 2008.

/s/ "Deloitte & Touche LLP "
March 9, 2009	Deloitte & Touche LLP
Calgary, Canada	Independent Registered Chartered Accountants